Exhibit 10.22
Form 10-SB
Energytec, Inc.

                               Energytec, Inc.
   14785 Preston Road, Suite 550, Dallas, Texas 75254 Tel 972-789-5136 Fax
                                 972-789-5138

                                 April, 2002

                              OPTION TO PURCHASE
                            ENERGYTEC UNREGISTERED
                                 COMMON STOCK

     At an Energytec Board of Director's Meeting held on February 2, 2002, the Directors approved, to be issued to Janet B. Berry, whose address is:

                             2323 Ardsheal Drive
                          LaHabra Heights, CA 90631

      The following:

     An Option to purchase Five Hundred Thousand (500,000) shares of unregistered ("restricted") Common Stock at a price of Twenty-Five Cents (25 cents) per share. This Option shall expire on April 1, 2005. This Option can be exercised in whole or in part, at any time prior to April 1, 2005.

     In the event Energytec issues additional stock, including stock dividends to shareholders, purchase of other assets or companies, this Option shall not change.

     In the event there is a reverse split of Energytec's common stock, the number of shares unredeemed under the Option Agreement shall be reduced proportionately, (i.e., if there were 2 for 1 reverse split of common stock, and no Options had been purchased, the number of shares in the Option would be reduced to 250,000 shares).

     The consideration for this Option is the consulting services provided by Janet Berry in the past, and consulting services to be provided in the future.

                                          Energytec, Inc.

                                          By:  /s/ Frank W. Cole
                                                  Chairman of the Board of
Directors

Attest:
/s/ Jo Jackson
Assistant Corporate Secretary

                                    E-111